Exhibit No. 10.37

February XX, 2006

«FullName»

«Title»

«Location»

Dear «FirstName»:

The Management Development and Compensation Committee of the Board of Directors granted you a performance-based 2006 Cash Incentive Award that may be earned over the two-year period extending from January 1, 2006 to December 31, 2007. The Cash Incentive Award represents the long-term incentive plan (LTIP) component of Armstrong’s senior management compensation program and is subject to the terms of the 1999 Long-Term Incentive Plan.

The target amount of your 2006 Cash Incentive Award is <<amount>>. You are eligible to earn a cash payment based on Armstrong’s <<performance measure>> for 2006 and 2007 measured against a Committee-approved target performance of <<goal>>. The target and actual measures exclude the impact of factors specified by the Committee, namely <<exclusions>>. These cash payments will be in addition to short-term incentive opportunities under the Management Achievement Plan and Sales Incentive Plans (where applicable).

The Committee approved the payout schedule which establishes the expected and maximum payout achievement at varying levels of financial results. You should expect a Cash Incentive Award payout based on the “Expected Payout” column. You will note that the threshold financial performance for a partial payout has been set at <<threshold>> of the financial target. Following the completion of the two-year performance period, your calculated Cash Incentive Award payout will be subject to adjustment (up or down) on the basis of your individual performance. All cash payments earned will be paid in early 2008.

If you terminate employment with the Company (other than due to death or disability) prior to the date of payment, you will not receive a payout under this Cash Incentive Award. Participants who die or go on long-term disability after December 31, 2006 but prior to the payment date will be eligible for a pro-rated payment based on their length of active employment during the two-year performance period to the extent financial results warrant a payment. If death or disability occurs prior to January 1, 2007, no payment will be made.

In the event of a change in control (CIC) of Armstrong World Industries after it emerges from Chapter 11 and prior to the completion of the performance period, all participants eligible to receive an award payment (active employees, disabled employees and beneficiaries of deceased employees) will receive a cash payment equal to the full LTIP award grant amount. This payment will be made at the time of the CIC.

All payments will be subject to normal tax withholding and will not be considered income for benefits purposes such as for pensions, savings plan contributions and life insurance coverage.

The 1999 Long-Term Incentive Plan provisions under Section 8.9, Termination of Employment – Certain Forfeitures, limit your rights with respect to this Cash Incentive Award. The Committee may revoke your rights to receive or retain payments where you have been discharged for misconduct or you have engaged in any business or employment determined to be competitive with or injurious to the Company’s interests. You may be required to return any cash payment you received in the 12 months prior to your termination of employment if within 24 months after your termination date, you engage in activities that are injurious to Armstrong. A copy of this Plan document is available upon request.

The value of this Cash Incentive Award will depend on our collective ability to meet and exceed the performance target. You may discuss any questions you have with your manager or the Compensation Department.